================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VARIAN ASSOCIATES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                [LOGO OF VARIAN]

                            VARIAN ASSOCIATES, INC.

                               WORLD HEADQUARTERS

                                3050 HANSEN WAY

                        PALO ALTO, CALIFORNIA 94304-1000

                                 (650) 493-4000

                               December 31, 1997

Dear Stockholder:

  It is my pleasure to invite you to your Company's Annual Meeting of Stock-holders to be held on Thursday, February 19, 1998, at 1:30 p.m.

  The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the meet-ing. During the meeting, time will be provided for a review of activities of the past year and items of general interest about the Company.

  We hope that you will be able to attend the meeting in person. However, if you cannot attend, or if you plan to be present but want the Proxy holders to vote your shares, please complete, sign and return the enclosed Proxy at your earliest convenience.

                                                     Sincerely,

                                              /s/ J. TRACY O'ROURKE
                                              --------------------------
                                                  J. TRACY O'ROURKE
                                                Chairman of the Board
                                             and Chief Executive Officer

                               [LOGO OF VARIAN]

                            VARIAN ASSOCIATES, INC.

                              ------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 19, 1998

  The Annual Meeting of Stockholders of Varian Associates, Inc., a Delaware corporation, will be held at the SRI International Auditorium, 333 Ravenswood Avenue, Menlo Park, California, on Thursday, February 19, 1998, at 1:30 p.m., for the following purposes:

    1. To elect five members of the Company's Board of Directors for three-year terms;

    2. To approve an amendment to the Company's Omnibus Stock Plan; and

    3. To transact such other business as may properly come before the An-nual Meeting and any adjournment or postponement thereof.

  The Board of Directors fixed December 22, 1997 as the record date for the Annual Meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during normal business hours at the Company's offices at 3050 Hansen Way, Palo Alto, California, for ten days prior to the Annual Meeting.

  It is important that your stock be represented at the Annual Meeting to as-sure a quorum. Whether or not you now expect to be present at the Annual Meet-ing, please complete, sign and date the enclosed Proxy and mail it promptly in the accompanying addressed envelope, which requires no postage if mailed in the United States. The Proxy is revocable at any time before it is voted in the manner described in the accompanying Proxy Statement, and submitting your Proxy now will not affect your right to vote in person if you attend the An-nual Meeting.

                                         By Order of the Board of Directors

                                               /s/ JOSEPH B. PHAIR
                                               --------------------
                                                   JOSEPH B. PHAIR
                                                      Secretary
December 31, 1997
Palo Alto, California

                            VARIAN ASSOCIATES, INC.

                                3050 HANSEN WAY
                       PALO ALTO, CALIFORNIA 94304-1000

                            ----------------------

                                PROXY STATEMENT

                ANNUAL MEETING TO BE HELD ON FEBRUARY 19, 1998

  This Proxy Statement is being furnished to the stockholders of Varian Asso-ciates, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of Proxies for use at the Annual Meeting of Stockholders to be held on February 19, 1998 and at any adjournment or postponement thereof (the "Annual Meeting"). Shares represented by Proxies received in time for the Annual Meeting will be voted in accordance with the instructions set forth on the Proxies. Where no instructions are in-dicated, such Proxies will be voted FOR the Board of Directors' nominees for directors and FOR the Board of Directors' proposed amendment to the Company's Omnibus Stock Plan. If any other business is properly brought for action at the Annual Meeting, the Proxies will be voted in accordance with the judgment of the Proxy holders as to the best interests of the Company. The Board of Di-rectors does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. This Proxy Statement and the accompanying form of Proxy were first sent or given to stockholders on or about December 31, 1997.

  Any person executing a Proxy may revoke it at any time prior to its exercise by (a) filing with Joseph B. Phair, the Company's Secretary (at the Company's address set forth above), prior to the Annual Meeting a written notice of rev-ocation, (b) executing and duly delivering prior to the Annual Meeting a sub-sequent Proxy bearing a later date, or (c) attending the Annual Meeting and voting in person.

  The cost of soliciting Proxies will be borne by the Company. Copies of so-licitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of the Company's Common Stock held in their names. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of the Company's directors, officers and other em-ployees, without extra remuneration, might supplement this solicitation by letter, telephone or personal interview. The Company might also retain Corpo-rate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist with solicitation of Proxies from brokers, bank nominees and other holders, for a fixed retainer fee of no more than $5,000 plus rea-sonable out-of-pocket expenses.

  As of the close of business on the record date of December 22, 1997, there were 30,044,096 shares of the Company's Common Stock outstanding. No shares of any other class of stock are outstanding. Each share of Common Stock outstand-ing at the close of business on such record date is entitled to one vote with respect to matters to be voted on, except that cumulative voting will apply with respect to the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to him or her by multiplying the number of shares he or she owned on the record date by the number of directors to be elected, and may cast the votes all for a single nom-inee or may distribute them in any manner among the nominees. Discretionary au-thority to cumulate votes in the manner determined by the Proxy holders is hereby solicited. The presence in person or by proxy of the persons entitled to vote a majority of the shares of the Company's Common Stock at the Annual Meet-ing constitutes a quorum. Although abstentions are counted and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders, abstentions and broker non-votes will have no effect upon the election of directors because the five nominees receiving the highest number of votes will be elected as directors.

                             ELECTION OF DIRECTORS

  The Board of Directors consists of 15 members. Pursuant to the Company's Re-stated Certificate of Incorporation, the Board is divided into three classes and five persons are elected each year for three-year terms. The Board nomi-nates five persons each year for consideration for election by the Company's stockholders.

  The following five persons have been nominated by the Board of Directors for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders in 2001 and when their respective successors are elected and qual-ified: John Seely Brown, Robert W. Dutton, Samuel Hellman, Terry R. Lautenbach and David E. Mundell. The Board of Directors recommends that stockholders vote for these nominees.

  The nominees for directors have indicated their willingness to serve if elected. The Company does not contemplate that any nominee will be unable to serve. However, in the event that any nominee declines or becomes unable to serve, Proxies will be voted for the remainder of the nominees and such substi-tute nominee as shall be designated by the Proxy holders in their discretion and in such order of preference as the Proxy holders may determine and to the exclusion of others.

  Set forth below is certain biographical information with respect to each nom-inee for director and each director in the classes continuing in office beyond the Annual Meeting.

-------------------------------------------------------------------------------
                      NOMINEES FOR TERMS EXPIRING IN 2001
-------------------------------------------------------------------------------
JOHN SEELY BROWN
Dr. Brown is Vice President, Director of the Xerox Palo Alto Research Center and Chief Scientist of Xerox Corporation, positions he has held since 1986, 1990 and 1992, respectively. He is a director of Corning Incorporated and NextLevel Systems, Inc. Age: 57
-------------------------------------------------------------------------------
ROBERT W. DUTTON
Dr. Dutton is Director of Research at the Center for Integrated Systems and Professor of Electrical Engineering at Stanford University, positions he has held since 1991 and 1971, respectively. He is a director of Technology Modeling Associates, Inc. Dr. Dutton has been a Varian director since 1996. Age: 53
-------------------------------------------------------------------------------
SAMUEL HELLMAN
Dr. Hellman is the A. N. Pritzker Distinguished Service Professor in the Department of Radiation and Cellular Oncology at the University of Chicago, a position he has held since 1993. From 1988 to 1993, he was Dean of that University's Division of Biological Sciences and its Pritzker School of Medicine, Vice President of the University's Medical Center, and the A. N. Pritzker Professor in the Department of Radiation and Cellular Oncology. Dr. Hellman has been a Varian director since 1992. Age: 63
-------------------------------------------------------------------------------
TERRY R. LAUTENBACH
Mr. Lautenbach is a former Senior Vice President of International Business Machines Corporation, a position he held from 1988 to 1992. He was responsible for IBM's worldwide manufacturing and development and North American marketing and services from 1990 to 1992, and served on IBM's Management Committee in 1991 and 1992. Mr. Lautenbach is a director of Air Products and Chemicals, Inc., CVS Corporation and Footstar, Inc., and is a trustee of Loomis Sayles & Company L.P.'s Mutual Funds. He has been a Varian director since 1993. Age: 59
-------------------------------------------------------------------------------
DAVID E. MUNDELL
Mr. Mundell is Chairman of the Board of ORIX USA Corporation and Advisor (a board-level position) to ORIX Corporation (both financial services companies), positions he has held since 1991. He is a director of Beazer Homes USA, Inc. and Stockton Holdings, Ltd. Mr. Mundell has been a Varian director since 1992.
Age: 66
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 2000
-------------------------------------------------------------------------------
RUTH M. DAVIS
Dr. Davis is President and Chief Executive Officer of The Pymatuning Group, Inc. (a technology management company), positions she has held since 1981. She is a director of Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation, Premark International, Inc., Principal Mutual Life Insurance Company, Sprint Corporation and Tupperware Corporation. Dr. Davis is also a trustee of Consolidated Edison Company of New York, Inc., Vice Chairman of the Board of Betac Corporation, and Chairman of the Board of The Aerospace Corporation. She has been a Varian director since 1981. Age: 69
-------------------------------------------------------------------------------
DAVID W. MARTIN, JR.
Dr. Martin is President and Chief Executive Officer of EOS Biotechnology, Inc. (a biotechnology company), positions he has held since 1997. From 1995 to 1996, he was President, Chief Executive Officer and director of LYNX Therapeutics, Inc. (a biotechnology company), and from 1994 to 1995, he was Senior Vice President of Chiron Corporation and President of Chiron Therapeutics (both biotechnology companies). From 1990 through 1993, Dr. Martin was Executive Vice President for Research and Development at The Du Pont Merck Pharmaceutical Company. He is a director of Cubist Pharmaceuticals, Inc. Dr. Martin has been a Varian director since 1994. Age: 56
-------------------------------------------------------------------------------
J. TRACY O'ROURKE
Mr. O'Rourke is Chairman of the Board and Chief Executive Officer of the Company, positions he has held since 1990. He is a director of National Semiconductor Corporation and NextLevel Systems, Inc. Mr. O'Rourke has been a Varian director since 1990. Age: 62
-------------------------------------------------------------------------------
JON D. TOMPKINS
Mr. Tompkins is Chief Executive Officer and a director of KLA/Tencor Corporation (a semiconductor equipment company), positions he has held since 1997. From 1993 to 1997, he was Chairman of Tencor Instruments, Inc. (a semiconductor equipment company), where he also served as President, Chief Executive Officer and director from 1991 to 1997. Mr. Tompkins has been a Varian director since 1997. Age: 57
-------------------------------------------------------------------------------
RICHARD W. VIESER
Mr. Vieser is former Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), positions he held from 1987 to 1989. He is a director of Berg Electronics Corp., Ceridian Corporation, Dresser Industries, Inc., Global Industrial Technologies, Inc., International Wire Group, Inc. and Sybron International Corporation. Mr. Vieser has been a Varian director since 1991. Age: 70
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
-------------------------------------------------------------------------------
ANGUS A. MACNAUGHTON
Mr. MacNaughton is President of Genstar Investment Corporation (a private investment company), a position he has held since 1987. He is a director of Canadian Pacific Limited, Sun Life Assurance Company of Canada, Sun Life Assurance Company of Canada (U.S.) and Sun Life Insurance and Annuity Company of New York. Mr. MacNaughton is also Vice-Chairman of the Board of Barrick Gold Corporation. He has been a Varian director since 1986. Age: 66
-------------------------------------------------------------------------------
JOHN G. MCDONALD
Professor McDonald is The Industrial Bank of Japan Professor of Finance at Stanford University's Graduate School of Business, where he has served since 1968. He is a director of American Balanced Fund, EuroPacific Growth Fund, The Growth Fund of America, Inc., The Income Fund of America, Inc., The Investment Company of America, New Perspective Fund, Inc., Emerging Markets Growth Fund, Inc., Scholastic Corporation and TriNet Corporate Realty Trust, Inc. Professor McDonald has been a Varian director since 1988. Age: 60
-------------------------------------------------------------------------------
WAYNE R. MOON
Mr. Moon is Chairman of the Board and Chief Executive Officer of Blue Shield of California (a health care company), positions he has held since 1993. From 1990 to 1993, he served as President and Chief Operating Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals (health maintenance organizations). Mr. Moon has been a Varian director since 1995.
Age: 57
-------------------------------------------------------------------------------
BURTON RICHTER
Dr. Richter is Director of the Stanford Linear Accelerator Center and Paul Pigott Professor in Physical Sciences at Stanford University, positions he has held since 1984 and 1980, respectively. He has been a Varian director since 1990. Age: 66
-------------------------------------------------------------------------------
ELIZABETH E. TALLETT
Ms. Tallett is President and Chief Executive Officer of Dioscor Inc. (a biopharmaceutical company), positions she has held since 1996, and is President and Chief Executive Officer of Gryphon Pharmaceuticals Inc. (a biotechnology company), positions she has held since 1997. From 1992 to 1996, she was President and Chief Executive Officer of Transcell Technologies, Inc. (a biotechnology company). Ms. Tallett is a director of Principal Mutual Life Insurance Company. She has been a Varian director since 1996. Age: 49
-------------------------------------------------------------------------------

  Stockholder suggestions of persons to be nominated by the Board for election as a director should be in writing and sent to the Secretary, Nominating Com-mittee, c/o Chairman of the Board, at the Company's address set forth above. Stockholder suggestions of potential nominees should reach the Secretary of the Nominating Committee by May 15 in any given year in order to receive con-sideration by that Committee for possible nomination by the Board for election at the Annual Meeting of Stockholders in the following year.

  Under the Company's Bylaws, nominations of persons for election as directors may be made by a stockholder entitled to vote at an Annual Meeting of Stock-holders only if written notice of such stockholder's intent to make such nomi-nation is given by personal delivery or by United States mail, postage pre-paid, to the Company's Secretary not later than 60 days in advance of such An-nual Meeting, or in the case of a special meeting of stockholders for the election of directors, not later than the close of business on the seventh day following the date on which notice of such special meeting is first given to stockholders. The notice must set forth certain information concerning each proposed nominee and the stockholder pro-posing each nominee, including their respective names and addresses; a repre-sentation that such stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the stockholder; such other information as would be required to be included in a proxy statement soliciting proxies for the election of each proposed nominee; and the consent of each proposed nominee to serve if elect-ed. No such notice was received with respect to the Annual Meeting. The chair-man of the Annual Meeting may refuse to acknowledge the nomination of any per-son which is not made in compliance with the foregoing procedure.

            ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

  The Board of Directors has six standing committees: The Executive Committee; the Audit and Corporate Responsibility Committee; the Finance Committee; the Nominating Committee; the Organization and Compensation Committee; and the Technology and Environmental Committee.

  The Executive Committee consists of directors MacNaughton, McDonald (Chair-man), Moore, O'Rourke and Richter. This Committee is delegated all powers of the Board of Directors, except certain powers reserved by law to the full Board, and it meets between regular Board meetings when convening a full Board meeting is impracticable. The Executive Committee held two meetings during fiscal year 1997.

  The Audit and Corporate Responsibility Committee consists of directors Dutton, MacNaughton, McDonald (Chairman), Moon, Moore and Mundell. This Com-mittee is the principal link between the Board of Directors and the Company's independent auditors, works with the Company's internal and external auditors and counsel, reviews the scope and results of internal and external auditing, and reviews certain compliance policies and programs. The Audit and Corporate Responsibility Committee held three meetings during fiscal year 1997.

  The Finance Committee consists of directors Davis, MacNaughton (Chairman), McDonald, Mundell and Vieser. This Committee considers significant financial policies and actions of the Company, and reviews and makes recommendations on financial matters requiring Board of Directors approval. The Finance Committee held four meetings during fiscal year 1997.

  The Nominating Committee consists of directors Davis, Martin (Chairman), Moore, Richter and Tallett. This Committee identifies and recommends to the Board of Directors prospective candidates for nominees for election to the Board, considers stockholder suggestions for Board nominees, and recommends Board committee assignments to the Board. The Nominating Committee held four meetings during fiscal year 1997.

  The Organization and Compensation Committee consists of directors Hellman, Lautenbach, MacNaughton, Moon, Moore, Tompkins and Vieser (Chairman). This Committee consults with management and advises the Board of Directors on orga-nizational matters, ap-proves officer compensation, approves all salary and compensation actions in excess of specified levels, and is responsible for the administration of the Company's stock plans and certain other employee compensation and benefit plans. The Organization and Compensation Committee held four meetings during fiscal year 1997.

  The Technology and Environmental Committee consists of directors Davis (Chairman), Dutton, Hellman, Lautenbach, Martin, Moore, Richter, Tallett and Tompkins. This Committee reviews the Company's technological and research and development activities, considers the Company's products from a technological perspective, and reviews significant environmental and safety issues affecting the Company. The Technology and Environmental Committee held four meetings during fiscal year 1997.

  The Board of Directors held four meetings during fiscal year 1997. Each di-rector attended at least 75% of the total number of meetings of the Board and committees of the Board.

  Each director who is not a Company employee receives an annual retainer fee of $19,000, plus $1,000 for each Board and committee meeting attended. Direc-tors chairing standing committees of the Board each receive an additional an-nual retainer fee of $7,000. Under the Company's Omnibus Stock Plan, each di-rector who is not a Company employee also receives annually (a) a grant of 200 shares of the Company's Common Stock, subject to payment to the Company of the aggregate par value of such shares ($1 per share), and (b) a non-qualified stock option (exercisable after one year from the date of grant and with a ten-year term) to acquire 2,000 shares of the Company's Common Stock. Direc-tors who are Company employees receive no fees for their services as direc-tors.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as of December 1, 1997 regarding beneficial ownership of the Company's Common Stock by (a) each per-son who, to the Company's knowledge, beneficially owned more than 5% of the outstanding shares, (b) each of the executive officers named in the Summary Compensation Table on page 11, (c) each director and nominee for director, and
(d) all executive officers and directors as a group:

-------------------------------------------------------------------------------

                                                 AMOUNT AND
                                                 NATURE OF          PERCENT OF
      NAME AND ADDRESS (IF APPLICABLE) OF        BENEFICIAL         OUTSTANDING
               BENEFICIAL OWNER                  OWNERSHIP          SHARES(1)
-------------------------------------------------------------------------------
Neuberger & Berman, LLC........................  2,890,943(2)          9.61%
 605 Third Avenue
 New York, NY 10158-3698

State Treasurer,
 State of Michigan.............................  2,075,760(3)          6.90
 c/o Director of Investments
 P.O. Box 1128
 Lansing, MI 48901

Oppenheimer & Co. L.P..........................  1,918,450(4)          6.38
 1295 State Street
 Springfield, MA 01111

Sound Shore Management Inc.....................  1,600,400(5)          5.32
 8 Sound Shore Drive
 Greenwich, CT 06836

Merrill Lynch Asset Management.................  1,580,000(6)          5.25
 P.O. Box 9011
 Princeton, NJ 08543

J. Tracy O'Rourke, Chairman of the Board and
 Chief Executive Officer.......................    689,500(7)          2.25

Richard A. Aurelio, Executive Vice President...     89,103(8)          0.30
Allen J. Lauer, Executive Vice President.......    197,510(9)          0.65
Richard M. Levy, Executive Vice President......    109,202(10)         0.36
Robert A. Lemos, Vice President, Finance, Chief
 Financial Officer and Treasurer...............     64,530(11)         0.21
-------------------------------------------------------------------------------

(1) Based on the 30,092,576 shares outstanding on December 1, 1997. The number of outstanding shares for purposes of computing the respective percentages shown for the named executive officers, directors and nominees for direc-tor is the number of shares outstanding on December 1, 1997 plus the shares which may be acquired by the named executive officer, director or nominee on or within 60 days thereafter under stock options. The number of outstanding shares for purposes of computing the percentage shown for all executive officers and directors as a group is the total number of shares outstanding as of December 1, 1997 plus the shares which may be acquired by those executive officers and directors on or within 60 days thereafter under stock options. Fractional shares are rounded to the nearest whole share. Unless otherwise indicated, the beneficial owner has sole voting and investment power or shares such voting and/or investment power with such person's spouse or children.
(2) As of September 30, 1997, based on Form 13Fs filed by the beneficial owner and affiliated organizations, which Form 13Fs indicate that 1,623,186 of such shares are held without any voting authority and all such shares are held subject to shared investment authority.
(3) As of September 30, 1997, based on a report provided to the Company on the basis of a Form 13F filed by the beneficial owner.

(4) As of September 30, 1997, based on a report provided to the Company on the basis of a Form 13F filed by the beneficial owner, which report indicates that 1,873,500 of such shares are held subject to shared voting authority and 44,950 of such shares are held without any voting authority.
(5) As of September 30, 1997, based on a report provided to the Company on the basis of a Form 13F filed by the beneficial owner, which report indicates that 1,523,900 of such shares are held with sole voting authority and 76,500 of such shares are held without any voting authority.
(6) As of September 30, 1997, based on a report provided to the Company on the basis of a Form 13F filed by the beneficial owner.
(7) Shares deemed beneficially owned by Mr. O'Rourke include (a) 16,000 shares of restricted stock granted pursuant to the Omnibus Stock Plan, and (b) 599,000 shares which may be acquired on or within 60 days of December 1, 1997 under stock options granted pursuant to the 1982 Non-Qualified Stock Option Plan and the Omnibus Stock Plan.
(8) Shares deemed beneficially owned by Mr. Aurelio include (a) 8,400 shares of restricted stock granted pursuant to the Omnibus Stock Plan, and (b) 66,000 shares which may be acquired on or within 60 days of December 1, 1997 under stock options granted pursuant to the Omnibus Stock Plan.
(9) Shares deemed beneficially owned by Mr. Lauer include (a) 8,400 shares of restricted stock granted pursuant to the Omnibus Stock Plan, (b) 126,000 shares which may be acquired on or within 60 days of December 1, 1997 un-der stock options granted pursuant to the Omnibus Stock Plan, and (c) 58,910 shares held in a trust of which Mr. Lauer is co-trustee with his wife.
(10) Shares deemed beneficially owned by Dr. Levy include (a) 8,400 shares of restricted stock granted pursuant to the Omnibus Stock Plan, (b) 96,000 shares which may be acquired on or within 60 days of December 1, 1997 un-der stock options granted pursuant to the 1982 Non-Qualified Stock Option Plan and the Omnibus Stock Plan, and (c) 173 shares held in a trust of which Dr. Levy is co-trustee with his wife.
(11) Shares deemed beneficially owned by Mr. Lemos include (a) 4,800 shares of restricted stock granted pursuant to the Omnibus Stock Plan, and (b) 39,334 shares which may be acquired on or within 60 days of December 1, 1997 under stock options granted pursuant to the Omnibus Stock Plan.

-------------------------------------------------------------------------------

                                                 AMOUNT AND
                                                 NATURE OF          PERCENT OF
      NAME AND ADDRESS (IF APPLICABLE) OF        BENEFICIAL         OUTSTANDING
               BENEFICIAL OWNER                  OWNERSHIP          SHARES(/1/)
-------------------------------------------------------------------------------
John Seely Brown, Nominee for Director.........          0               *
Ruth M. Davis, Director .......................      8,249(1)            *
Robert W. Dutton, Director.....................      2,400(2)            *
Samuel Hellman, Director.......................      9,200(3)            *
Terry R. Lautenbach, Director..................     13,000(4)            *
Angus A. MacNaughton, Director ................     24,600(5)            *
David W. Martin, Jr., Director.................      6,800(6)            *
John G. McDonald, Director.....................     17,600(7)            *
Wayne R. Moon, Director........................      4,636(8)            *
Gordon E. Moore, Director......................     17,600(9)            *
David E. Mundell, Director.....................     14,200(10)           *
Burton Richter, Director ......................     16,400(11)           *
Elizabeth E. Tallett, Director.................      2,900(12)           *
Jon D. Tompkins, Director......................        200               *
Richard W. Vieser, Director ...................     17,400(13)           *
All Executive Officers and Directors as a Group
 (22 persons)..................................  1,441,209(14)        4.61%
-------------------------------------------------------------------------------

   * Less than 1%.

 (1) Includes 6,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (2) Includes 2,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (3) Includes 8,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (4) Includes 8,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (5) Includes (a) 14,000 shares which may be acquired under exercisable stock options granted pursuant to the Omnibus Stock Plan and (b) 5,000 shares held in a trust of which Mr. MacNaughton is co-trustee with his wife.

 (6) Includes 6,000 shares which may be acquired under an exercisable stock option granted pursuant to the Omnibus Stock Plan.

 (7) Includes 14,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (8) Includes 4,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

 (9) Includes 14,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

(10) Includes (a) 10,000 shares which may be acquired under exercisable stock options granted pursuant to the Omnibus Stock Plan, and (b) 3,400 shares held in a trust of which Mr. Mundell is co-trustee with his wife.

(11) Includes (a) 12,000 shares which may be acquired under exercisable stock options granted pursuant to the Omnibus Stock Plan, and (b) 3,600 shares held in a trust of which Dr. Richter is co-trustee with his wife.

(12) Includes 2,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

(13) Includes 12,000 shares which may be acquired under exercisable stock op-tions granted pursuant to the Omnibus Stock Plan.

(14) Includes (a) 57,400 shares of restricted stock granted to executive offi-cers pursuant to the Omnibus Stock Plan, (b) 1,141,334 shares which may be acquired on or within 60 days of December 1, 1997 by executive offi-cers and directors under stock options granted pursuant to the 1982 Non-Qualified Stock Option Plan and the Omnibus Stock Plan, and (c) 76,505 shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes).

         CERTAIN EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION

  The following tables set forth certain information with respect to the Company's chief executive officer and the four other most highly compensated executive officers in fiscal year 1997 for services rendered in all capacities to the Company for the fiscal years indicated:

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                         -------------------------------- -------------------------------
                                                                 AWARDS          PAYOUTS
                                                          --------------------- ---------
                                                  OTHER              SECURITIES             ALL
                                                  ANNUAL  RESTRICTED UNDERLYING            OTHER
                                                 COMPEN-    STOCK     OPTIONS/    LTIP    COMPEN-
        NAME AND               SALARY    BONUS    SATION   AWARD(S)     SARS     PAYOUTS   SATION
   PRINCIPAL POSITION      YEAR ($)(1)  ($)(2)    ($)(3)    ($)(4)     (#)(5)    ($)(6)    ($)(7)
   ------------------    ---- -------- --------- -------- ---------- ---------- --------- --------
J. Tracy O'Rourke....... 1997 799,160    972,085 199,255   465,500     75,000   1,575,120 343,716
 Chairman of the Board   1996 769,290  1,556,897 203,313   389,000     75,000   1,512,720 298,168
 and Chief Executive     1995 744,150  1,492,976 144,394   389,000     60,000   1,460,200 221,515
 Officer

Richard A. Aurelio...... 1997 323,148    533,492  20,602   244,388     36,000     653,016 122,904
 Executive Vice          1996 310,990    645,915  21,258   204,225     36,000     628,056 105,818
 President               1995 298,154    618,400  57,787   204,225     30,000     605,488  69,821

Allen J. Lauer.......... 1997 323,148    359,300  22,594   244,388     36,000     461,552 117,958
 Executive Vice          1996 310,990    532,363  35,458   204,225     36,000     628,056  93,274
 President               1995 300,364    418,785  16,876   204,225     30,000     605,488  81,971

Richard M. Levy......... 1997 323,148    206,984  18,249   244,388     36,000     391,810 108,374
 Executive Vice          1996 310,990    432,879  43,736   204,225     36,000     628,056  99,753
 President               1995 300,364    484,905  19,946   204,225     30,000     605,488  81,864

Robert A. Lemos......... 1997 245,960    232,027  37,783   139,650     18,000     372,762  81,480
 Vice President,         1996 236,930    372,172  20,094   116,700     18,000     358,566  70,455
 Finance,                1995 229,372    406,891  19,677   116,700     16,000     346,788  51,713
 Chief Financial Officer
 and Treasurer

---------
(1) Amounts reported for Mr. Aurelio include $2,500 per month in mortgage as-sistance payments for two months in fiscal year 1995.

(2) Consists of Management Incentive Plan awards and Cash Profit-Sharing Plan allocations. The fiscal year 1995 amount reported for Mr. Lemos also in-cludes a special cash bonus.

(3) Consists of amounts reimbursed for the payment of taxes on certain perqui-sites and personal benefits. The amounts reported for Mr. O'Rourke also include aggregate incremental costs of perquisites and personal benefits (including $127,056, $99,593 and $45,199 for his use of the Company air-craft in fiscal years 1997, 1996 and 1995, respectively).

(4) Consists of restricted Common Stock valued at $58.1875 per share (the closing market price on the date of grant) and which will be released from restrictions in three equal installments over a three-year period (the principal restriction being continued employment until the respective re-lease dates), during which dividends are paid on such stock. The number and value (at $60.3125 per share) of the aggregate restricted stock hold-ings at the end of fiscal year 1997 were as follows: Mr. O'Rourke, 16,000 shares, $965,000; Mr. Aurelio, 8,400 shares, $506,625; Mr. Lauer, 8,400 shares, $506,625; Dr. Levy, 8,400 shares, $506,625; and Mr. Lemos, 4,800 shares, $289,500. Shares of restricted stock awarded in fiscal years 1997, 1996 and 1995, respectively, which partially vest in under three years were as follows: Mr. O'Rourke, 8,000 shares, 8,000 shares and 8,000 shares; Mr. Aurelio, 4,200 shares, 4,200 shares and 4,200 shares; Mr. Lauer, 4,200 shares, 4,200 shares and 4,200 shares; Dr. Levy, 4,200 shares, 4,200 shares and 4,200 shares; and Mr. Lemos, 2,400 shares, 2,400 shares and 2,400 shares.

(5) Consists of shares of Common Stock which may be acquired under stock op-tions granted pursuant to the Omnibus Stock Plan (no stock appreciation rights have been granted).

(6) Consists of cash payouts in fiscal years 1998, 1997 and 1996 under the long-term incentive feature of the Omnibus Stock Plan for three-year cy-cles ended with fiscal years 1997, 1996 and 1995, respectively.

(7) Consists of (a) Company contributions (including interest) to Retirement and Profit-Sharing Program and Supplemental Retirement Plan accounts for fiscal years 1997, 1996 and 1995, respectively (Mr. O'Rourke, $319,654, $274,832 and $198,298; Mr. Aurelio, $121,103, $104,378 and $68,664; Mr.
    Lauer, $116,157, $91,816 and $80,726; Dr. Levy, $106,573, $98,313 and
    $80,619; and Mr. Lemos, $80,108, $69,359 and $50,770); (b) Company-paid premiums for group term life insurance in fiscal years 1997, 1996 and 1995, respectively (Mr. O'Rourke, $2,784, $2,316 and $2,082; Mr. Aurelio, $1,801, $1,440 and $1,157; Mr. Lauer, $1,801, $1,458 and $1,245; Dr. Levy,
    $1,801, $1,440 and $1,245; and Mr. Lemos, $1,372, $1,097 and $943); and
    (c) Company-paid premiums for supplemental disability insurance for Mr. O'Rourke in fiscal years 1997, 1996 and 1995, respectively ($21,278, $21,019 and $21,135).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                          ------------------------------------------------
                          NUMBER OF
                          SECURITIES                                       POTENTIAL REALIZABLE VALUE
                          UNDERLYING   PERCENT OF                            AT ASSUMED ANNUAL RATES
                           OPTIONS/  TOTAL OPTIONS/                        OF STOCK PRICE APPRECIATION
                             SARS     SARS GRANTED  EXERCISE OR                 FOR OPTION TERM(2)
                           GRANTED    TO EMPLOYEES  BASE PRICE  EXPIRATION ----------------------------
          NAME               (#)(1)  IN FISCAL YEAR   ($/SH)       DATE       5%($)          10%($)
          ----            ---------- -------------- ----------- ---------- ------------  --------------
J. Tracy O'Rourke.......      75,000      7.06%       $48.625    11/14/06  $  2,293,500  $    5,812,180
Richard A. Aurelio......      36,000      3.39         48.625    11/14/06     1,100,880       2,789,846
Allen J. Lauer..........      36,000      3.39         48.625    11/14/06     1,100,880       2,789,846
Richard M. Levy.........      36,000      3.39         48.625    11/14/06     1,100,880       2,789,846
Robert A. Lemos.........      18,000      1.69         48.625    11/14/06       550,440       1,394,923
All Optionees(/3/)......   1,062,950       100         48.625    11/14/06    32,505,012      82,374,083
All Stockholders(/4/)...  30,755,424                   48.625    11/14/06   940,500,904   2,383,413,946
All Optionees' Gain as a
 Percentage of All
 Stockholders' Gain.....                                                            3.5%            3.4%

---------
(1) Consists of stock options, which were granted at an exercise price of 100% of the market price of the underlying shares on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire ten years from the date of grant. Payment of the exercise price may be made under a promissory note or by delivery of already-owned shares.

(2) The 5% and 10% assumed annual rates of stock price appreciation would re-sult from per share prices of $79.20 and $125.62, respectively. Such as-sumed rates are not intended to represent a forecast of possible future appreciation of the Company's Common Stock or total stockholder return.

(3) For "All Optionees," the number of options granted is the total of all op-tions granted to Company employees in fiscal year 1997, and the potential realizable value is based on the $48.625 per share exercise price of the options granted to the named executive officers on November 14, 1996, a November 14, 1996 grant date, and a ten-year option term (the term of all options granted to employees in fiscal year 1997).

(4) For "All Stockholders," the potential realizable value is based on ten-year appreciation of the 30,755,424 shares outstanding on November 14, 1996 and the $48.625 per share price of the options granted to the named executive officers on that date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                       UNEXERCISED              IN-THE-MONEY
                           SHARES                    OPTIONS/SARS AT           OPTIONS/SARS AT
                          ACQUIRED     VALUE       FISCAL YEAR-END(#)        FISCAL YEAR-END($)(2)
                         ON EXERCISE  REALIZED  ------------------------- -------------------------
NAME                         (#)      ($)(1)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
J. Tracy O'Rourke.......   100,000   $3,415,750   679,000      145,000    $29,596,855  $1,962,813
Richard A. Aurelio......         0            0    42,000       70,000        979,925     951,875
Allen J. Lauer..........    24,000      626,220    92,000       70,000      2,903,650     951,875
Richard M. Levy.........    54,000    1,805,595    62,000       70,000      1,679,275     951,875
Robert A. Lemos.........         0            0    22,000       35,334        517,834     484,058

---------
(1) Based on the fair market value of the underlying shares on the exercise date.

(2) Based on the closing market price of the underlying shares at the end of fiscal year 1997 ($60.3125 per share).

         LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                          NUMBER OF   PERFORMANCE
                           SHARES,      OR OTHER            ESTIMATED FUTURE PAYOUTS UNDER
                           UNITS OR   PERIOD UNTIL           NON-STOCK PRICE-BASED PLANS
                         OTHER RIGHTS  MATURATION  ------------------------------------------------
NAME                         (#)       OR PAYOUT    THRESHOLD($)(2)   TARGET($)(3)   MAXIMUM($)(4)
----                     ------------ ------------ ----------------- -------------- ---------------
J. Tracy O'Rourke.......     N/A       1997-1999       $242,352        $1,615,680          --
Richard A. Aurelio......     N/A       1997-1999       $100,401        $  669,344          --
Allen J. Lauer..........     N/A       1997-1999       $100,401        $  601,740          --
Richard M. Levy.........     N/A       1997-1999       $100,401        $  334,672          --
Robert A. Lemos.........     N/A       1997-1999       $ 57,591        $  383,944          --

---------
(1) Determinations by the Committee that a named executive officer may partic-ipate in the long-term incentive feature of the Omnibus Stock Plan ("LTI") and might receive a payout for a specified period is an award for purposes of this table. Awards (i.e., the determination of participation in the LTI) for the 1997-1999 cycle were made in fiscal year 1997. Under the LTI, each named executive officer is eligible to receive compensation payable in cash or in Common Stock, or a combination thereof, based upon the Company's achievement of objectives for average annual return on net as-sets ("RONA") over a three-year cycle. No estimate or assumption made in connection with this table is intended to represent a forecast of possible future performance of the Company.

(2) If the minimum level of RONA established by the Committee at the beginning of the three-year cycle is achieved, the minimum amount payable is 30% of annual base salary (except for Mr. Lemos, whose minimum amount payable is 22.5% of his annual base salary) as of the end of the last fiscal year of the cycle. If the RONA for the three-year cycle does not at least equal such minimum level, no amount will be paid. The minimum amount payable, if any amount is paid at all, depends on each named executive's base salary in the last year of the cycle, and the amounts set forth above assume that each named executive officer's annual base salary at the end of fiscal year 1999 will be identical to the executive officer's 1998 annual base salary.

(3) A "Target" award is not determinable under the LTI. The amounts shown are estimates of the payout for the three-year cycle assuming (a) that the level of RONA for the cycle is the same as the RONA for fiscal year 1996 (an assumption made pursuant to Securities and Exchange Commission rules), and (b) that each named executive officer's annual base salary at the end of fiscal year 1999 will be identical to his 1998 annual base salary. The actual payment for the three-year cycle may be greater or lesser than the estimates shown in this column, depending upon the actual RONA for fiscal years 1997, 1998 and 1999, the actual base salary of the named executive officer at the end of fiscal year 1999, and the aggregate payout to all participants (see footnote 4 below).

(4) The maximum amount payable is not determinable or estimable prior to the end of the three-year cycle for the following reason: If the maximum level of RONA established by the Committee at the beginning of the three-year cycle is achieved or exceeded, the maximum amount payable is 200% of an-nual base salary (except for Mr. Lemos, whose maximum amount payable is 150% of his annual base salary) as of the end of the last fiscal year of the cycle. The maximum amount payable is reduced, however, if the aggre-gate LTI payout to all participants (including the named executive offi-cers) would exceed 5% (before such payouts) of the Company's operating earnings in the last fiscal year of the three-year cycle. This variable makes the maximum amount not determinable or estimable.

MANAGEMENT INDEBTEDNESS AND CERTAIN TRANSACTIONS

  In connection with the February 1990 recruitment and subsequent relocation of Mr. O'Rourke, the Company provided to Mr. O'Rourke financing in the amount of $1,260,000 to purchase a residence in California. This financing is evi-denced by two promissory notes, each secured by a deed of trust on the proper-ty. One note is for $700,000 and bears an interest rate based on the apprecia-tion of the property, and no interest is payable (nor can the actual interest rate be determined) until the note becomes due. The other note is for $560,000 and does not bear interest. Periodic payments of principal are not required and the notes become due (a) upon sale of the property, (b) one year after Mr. O'Rourke's employment by the Company terminates, or (c) 30 years after the date of the notes, whichever occurs first. Mr. O'Rourke may, while employed by the Company, substitute the property securing the notes with a replacement principal residence. If Mr. O'Rourke retires while the notes remain unpaid, he may convert the notes to a replacement note at a principal amount determined by an appraisal of the property and a calculation of the outstanding principal and interest as if the property had been sold at the appraised value within one year after Mr. O'Rourke's retirement. The replacement note would bear in-terest at an annual rate of 8%, with principal and interest amortized in equal monthly payments over 15 years from the first anniversary of Mr. O'Rourke's retirement, principal and interest being due upon sale of the property or use of the property other than as Mr. O'Rourke's residence.

  In connection with the March 1991 recruitment and subsequent relocation of Mr. Aurelio, the Company provided to Mr. Aurelio financing in the amount of $500,000 to purchase a residence in California. This financing is evidenced by a promissory note secured by a deed of trust on the property. The note bears an interest rate based on the appreciation of the property, and no interest is payable under the note (nor can the actual interest rate be determined) until the note becomes due. Periodic payments of principal are not required and the note becomes due (a) upon sale of the property, (b) either one year or three years after Mr. Aurelio's employment by the Company terminates (depending on the circumstances of that termination), or (c) 30 years after the date of the note, whichever occurs first.

CHANGE IN CONTROL ARRANGEMENTS

  The Board of Directors has approved agreements ("Agreements") between the Company and Mr. O'Rourke and the four other executive officers named in the Summary Compensation Table (the "Senior Executives") which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of the Company. Each Agreement is in effect unless and until terminated by the Board of Directors in accor-dance with the Agreement.

  A change in control of the Company is defined in each Agreement to occur (a) if any individual or group acquires 30% or more of the combined voting power of the Company's outstanding securities, (b) if "continuing directors" (de-fined as the directors of the Company as of December 12, 1986 and any succes-sor to any such directors who was nominated by a majority of the directors in office at the time of his nomination or selection and who is not associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of the Company's outstanding securities) cease to constitute at least a majority of the Board of Directors, or (c) if the Board of Directors approves a sale of all or substantially all of the Company's assets, or any merger, consolidation or similar business combination or reorganization of the Company.

  In their respective Agreements, Mr. O'Rourke and Senior Executives agreed that they will not voluntarily leave the Company's employ during a tender or exchange offer, proxy solicitation in opposition to the Board of Directors or other effort by any party to effect a change in control of the Company. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of the Company, and to enhance the Company's ability to attract and to retain executives.

  The Agreement with Mr. O'Rourke provides that if within 18 months of a change in control (1) the Company terminates his employment other than by rea-son of his death, disability, retirement or for cause (as defined in the Agreement), or (2) he terminates his employment for any reason, he will re-ceive a lump sum severance payment equal to 2.99 times his annual base salary.

  Each Agreement with a Senior Executive provides that if within 18 months of a change in control (i) the Company terminates the Senior Executive's employ-ment other than by reason of his death, disability, retirement or for cause (as defined in the Agreement), or (ii) the Senior Executive terminates his em-ployment for "good reason," the Senior Executive will receive a lump sum sev-erance payment equal to 2.99 times his annual base salary. "Good reason" is defined as the following after a change in control of the Company: certain ma-terial changes in assignment of duties; a reduction in total compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; the Company's failure to obtain the written assumption by its successor of the obligations contained in the Agreement; attempted termi-nation of employment for cause on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or the Company's failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination.

  Each Agreement provides that upon termination or resignation occurring under the circumstances described above, the employee will receive a continuation of all insurance and other benefits on the same terms as if he remained an em-ployee or equivalent benefits will be provided until the earlier to occur of commencement of substantially equivalent full-time employment with a new em-ployer or 24 months after the date of termination of employment with the Com-pany. Each Agreement also provides that all stock options granted become exer-cisable in full according to their terms, and that any unreleased restricted stock be released from restrictions. Each Agreement further provides that in the event that any payments and benefits received by the employee from the Company would subject that person to the excise tax contained in Section 280G of the Internal Revenue Code of 1986, as amended, the total payments to the employee will be no higher than the amount not subject to such tax.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors (the "Committee") is responsible for compensation of the Company's executive offi-cers. The Committee is comprised of the seven outside directors whose names appear at the conclusion of this report.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

  Overall Philosophy. The Committee's executive compensation philosophy is that compensation programs should:

    . be closely aligned with the interests of the Company's stockholders;

    . be linked with the Company's business goals and strategies;

    . be competitive within the Company's industry and community so that the Company can attract and retain high quality executives;

    . base a substantial portion of executive officer compensation on the Company's financial performance measured against pre-determined ob-jective; and

    . reward executive officers for good performance.

  The Committee believes that the Company's executive compensation programs contributed to the Company's strong financial performance in fiscal year 1997 and during the five-year period covered by the graph on page 20 of the Proxy Statement.

  Base Salaries. Annual base salaries are designed primarily to attract and retain executives, but are intended to contribute less to total compensation than incentive-based compensation. Executive officer salaries in fiscal year 1997 were determined by the Committee after consideration of each executive officer's fiscal year 1996 compensation (including the relative mix of fixed, annual incentive and long-term incentive compensation), each executive offi-cer's potential incentive compensation in fiscal year 1997, each executive of-ficer's position and responsibilities, survey data on 1996 salaries paid to 55 "Group Head" executives of electrical/electronic businesses with comparable sales volume (the Committee approved increases in Executive Vice President salaries which placed them at approximately the 75th percentile), published market data on other companies' anticipated salary increases for 1997 (the Committee approved increases which were slightly above the survey average), and the Company's financial performance in fiscal year 1996 (record orders, sales and profits, improved net earnings and improved earnings per share).

  Annual Incentive Awards. Annual incentives for executives are created through potential cash awards under the Company's Management Incentive Plan, which is intended to link compensation directly to improved financial perfor-mance. Executive officer awards for fiscal year 1997 were determined by a for-mula which measured Company and business unit performance against pre-deter-mined objectives for return on sales ("ROS"). For executive officers with op-erational responsibilities, 50% of their award formula was based on business unit ROS and the other 50% was based on Company ROS (this was a change from the previous fiscal year, when only 40% was based on business unit ROS). Awards could have ranged from zero to 200% of an executive officer's annual base salary, depending on the ROS achieved and the pre-determined participation level for that executive of-ficer. Fiscal year 1997 objectives for ROS were determined by the Committee after consideration of historical ROS (which were compared with historical ROS of 21 other companies in the same industries or which were identified as "world class"), historical ROS objectives and ROS forecasts. Each executive officer's participation level was determined by the Committee after considera-tion of the executive officer's relative position and responsibilities, rela-tive mix of fixed and incentive compensation in fiscal year 1996, previous awards and potential award for that participation level.

  Stock Options. Non-qualified stock options are granted annually under the Company's Omnibus Stock Plan in order to retain talented executive officers and to closely align their compensation with stockholder value. Because stock options are granted with an exercise price equal to the market price of the Company's stock on the grant date and vest in equal installments over three years assuming continued employment, stock options compensate executive offi-cers only if the Company's stock price increases after the date of grant and the executive officer remains employed for the periods required for the stock option to become exercisable. Executive officer grants in fiscal year 1997 were determined by the Committee after consideration of each executive offi-cer's position and responsibilities, stock option grants in each of the four previous fiscal years and unexercised option shares from prior grants. In de-termining grants to the Company's Chief Executive Officer and next four most highly compensated executive officers, the Committee also considered the po-tential realizable value of stock options granted in fiscal year 1996, stock options exercised during fiscal year 1996, and the value of outstanding stock options at the end of fiscal year 1996; survey data showing that stock options granted to those executive officers in the prior fiscal year were slightly above the 75th percentile; and a May 1996 report from a compensation consul-tant retained for the Committee showing that the Company's stock option grants, when valued at the time of grant and compared with the grant value of stock options granted to the five most highly compensated executed officers at 11 comparable companies, were generally below the average reflected in the survey (the Committee did not attempt to determine grants in any relationship to that data).

  Restricted Stock. The Committee has structured the restricted stock feature of the Company's Omnibus Stock Plan to create incentives for executives to im-prove financial performance, to promote stockholder value and to remain with the Company. Restricted stock is granted only if pre-determined financial ob-jectives are achieved, and once granted requires continued employment in order to vest (in equal installments over three years). Executive officer grants for fiscal year 1997 were determined by a formula which measured Company perfor-mance against pre-determined objectives for return on equity ("ROE"). Fiscal year 1997 objectives for ROE were determined by the Committee after considera-tion of historical ROE (which were compared with historical ROE of 21 other companies in the same industries or which were identified as "world class"), historical ROE objectives and forecasted ROE. Each executive officer's partic-ipation level (the number of shares which could be granted to that executive officer upon achieving specified ROE objectives) was determined by the Commit-tee after consideration of the executive officer's relative position and re-sponsibilities; with respect to the Company's Chief Executive Officer and the next four most highly compensated execu-tive officers, the Committee also considered the actual and relative mix of their fixed and incentive compensation in fiscal year 1996.

  Long-Term Incentive Awards. Additional long-term retention and performance incentives for executives are created through potential cash and/or stock awards under the long-term incentive feature of the Company's Omnibus Stock Plan. Executive officer awards (which were paid in cash) for a three-year cy-cle beginning with fiscal year 1995 and ending with fiscal year 1997 were de-termined by a formula which measured Company and business unit performance against pre-determined objectives for return on net assets ("RONA"). For exec-utive officers with operational responsibilities, 40% of their award formula was based on core business RONA and the other 60% was based on Company RONA. Awards could have ranged from zero to 200% of an executive officer's base sal-ary, depending on the RONA achieved and the pre-determined level of that exec-utive officer's participation. The fiscal years 1995-1997 objectives for RONA were determined by the Committee after consideration of historical RONA, his-torical RONA objectives and RONA forecasts. Each executive officer's partici-pation level was determined by the Committee after consideration of the execu-tive officer's relative position and responsibilities and potential award for that participation level. As is explained in pages 21-26 of the Proxy State-ment, subject to stockholder approval at the Annual Meeting, the Committee has added revenue growth as an additional performance measure for possible use by the Committee in determining long-term incentive awards, and has established pre-determined objectives for RONA and revenue growth during the fiscal years 1998-2000 cycle.

  Other Compensation. In order to attract and retain talented executive offi-cers, the Committee has also approved arrangements providing executive offi-cers with certain perquisites, such as use and purchase of an automobile under the Company's Executive Car Program, use of the Company aircraft, reimburse-ment for tax planning and return preparation and financial counseling servic-es, reimbursement for the payment of taxes on certain perquisites and reim-bursement for annual medical examinations. In order to make retirement contri-butions which could not be contributed to executive officers' qualified re-tirement plan accounts due to Internal Revenue Code limitations, the Committee has also approved the Supplemental Retirement Plan under which the Company makes unfunded supplemental retirement contributions. Executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, such as the Company's Cash Profit-Sharing Plan, Employee Stock Purchase Plan, Retirement and Profit-Sharing Program and sup-plemental life and disability insurance programs.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly-held corpo-rations may not deduct in any taxable year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. At the 1995 Annual Meeting of Stockholders, the Company's stockholders approved amendments to the Company's Omnibus Stock Plan and adoption of the Management Incentive Plan in order for awards under those Plans to be eligible for continued tax deductibility. Awards under those Plans for fiscal year 1997 were made in accordance with the requirements of
Section 162(m) so as to be tax deductible. However, the Committee considers one of its primary responsibilities to be structuring a compensation program that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the Company's interests are best served in some circumstances by providing compensation (such as salary and perquisites) which might be subject to the tax deductibility limitation of Section 162(m).

BASES FOR CEO COMPENSATION

  The same policies and programs described above were followed by the Commit-tee in determining fiscal year 1997 compensation for Mr. O'Rourke, the Company's Chairman and Chief Executive Officer.

  The Committee set Mr. O'Rourke's annual base salary in fiscal year 1997 (which was increased by 4% from the previous year) in accordance with the pol-icy and considerations described above, also taking into account Mr. O'Rourke's salary and other compensation paid in each of the previous six fis-cal years and a general market survey of chief executive officer salaries at 27 electrical/electronic companies with comparable sales volume (which survey showed that Mr. O'Rourke's previous year's salary was slightly above the 90th percentile).

  Mr. O'Rourke was paid an annual incentive award for fiscal year 1997 in ac-cordance with the Management Incentive Plan described above. Fiscal year 1997 ROS and the pre-determined formula resulted in a cash award to Mr. O'Rourke equal to 119.9% of his annual base salary. Mr. O'Rourke was also paid a long-term incentive award for the three-year cycle ended with fiscal year 1997 in accordance with the long-term incentive feature of the Omnibus Stock Plan de-scribed above. Fiscal years 1995-97 RONA and the pre-determined formula re-sulted in a cash award to Mr. O'Rourke equal to 200% of his annual base sala-ry.

  Mr. O'Rourke was granted restricted stock for fiscal year 1997 in accordance with the restricted stock feature of the Omnibus Stock Plan described above. Fiscal year 1997 ROE and the pre-determined formula resulted in a grant of 8,000 shares (which will vest in equal installments over three years). Mr. O'Rourke was also granted a 75,000 share stock option in fiscal year 1997 (which will vest in equal installments over three years, with an exercise price equal to the market price of the Company's stock on the grant date), based on the policy and considerations described above and Mr. O'Rourke's overall compensation package.

    Samuel Hellman                           Wayne R. Moon
    Terry R. Lautenbach                      Gordon E. Moore
    Angus A. MacNaughton                     Jon D. Tompkins
                                             Richard W. Vieser

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                   STANDARD & POOR'S 500 COMPOSITE INDEX AND
               STANDARD & POOR'S HIGH TECHNOLOGY COMPOSITE INDEX

  The following graph compares the cumulative total return (change in stock price plus reinvested dividends) of the Company's Common Stock in fiscal years 1993 through 1997 (from October 3, 1992 through September 26, 1997) with the Standard & Poor's 500 Composite Index and the Standard & Poor's High Technol-ogy Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and in each index on October 3, 1992 was $100. Standard & Poor's is the source of the data on the indices. The comparisons in this graph are not intended to represent a forecast of possible future performance of the Company's Common Stock or stockholder returns.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                  1992     1993     1994     1995     1996     1997
    -------------------------------------------------------------------------------
      VARIAN                      $100     $140     $209     $308     $277     $351
    -------------------------------------------------------------------------------
      S&P 500                      100      112      113      143      167      230
    -------------------------------------------------------------------------------
      S&P HIGH TECHNOLOGY          100      123      140      219      269      433

          PROPOSAL TO APPROVE AN AMENDMENT TO THE OMNIBUS STOCK PLAN

  The Board of Directors has approved an amendment to the Company's Omnibus Stock Plan (the "Plan"), as set forth in the Proposed Amendment to the Varian Associates, Inc. Omnibus Stock Plan attached as Exhibit A to this Proxy State-ment (the "Amendment"). Adoption of the Amendment is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or represented by proxy and entitled to vote at the Annual Meeting, and the Amendment will not be effective unless such stockholder approval is ob-tained. If approved, the Amendment will be effective as of September 27, 1997.

SUMMARY OF AMENDMENT AND REASONS FOR ADOPTION

  The Amendment modifies the Plan so that, for purposes of the long-term in-centive feature of the Plan, return on net assets ("RONA") and/or revenue growth ("Revenue Growth") are performance measures which may be used in set-ting performance goals for the granting of long-term incentive awards ("LTI Awards"). The Plan defines RONA as annual operating earnings expressed as a percentage of annual average net assets (RONA for a multi-year performance pe-riod is defined to mean the average of RONA calculated separately for each fiscal year of that multi-year period). The Amendment provides that Revenue Growth means growth in revenues during a specified period expressed as a per-centage of revenues in a prior period.

  The purpose of the Amendment is to permit the Organization and Compensation Committee of the Company's Board of Directors (the "Committee") to base LTI Awards on RONA, Revenue Growth or a combination thereof, as the Committee de-termines in its sole discretion. The Amendment replaces the previous Plan pro-vision which contemplated use of only RONA as a performance measure for pur-poses of LTI Awards. The Board of Directors believes that the Amendment gives the Committee the flexibility necessary to grant LTI Awards based on perfor-mance goals which more closely align the recipients' compensation with Company and/or business unit performance.

  The Amendment is designed to permit LTI Awards under the Plan to continue to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Under Section 162(m), the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that the compensation paid to any such individual exceeds $1,000,000 in any one year. However, compensation in excess of that amount still may be de-ducted if it qualifies as "performance-based compensation" under Section 162(m). Accordingly, the Amendment would permit the Company to continue to re-ceive a federal income tax deduction for LTI Awards paid under the Plan, to the extent such awards are based on the performance measures contained in the Amendment.

GENERAL

  The Plan is intended to promote the Company's success by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees and certain stock-based incentives can be granted to directors of the Company who are employees of neither the Company nor any affiliate ("non-employee directors"). The Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards and LTI Awards (collectively, "Awards") to eligible Plan participants.

  The following paragraphs provide a summary of the principal features of the Plan and its operation as amended by the Amendment. The Plan as so amended is set forth in its entirety as an exhibit to the Company's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on December 19, 1997. The following summary is qualified in its entirety by reference to the full text of the Plan as set forth in such exhibit.

ADMINISTRATION OF THE PLAN

  The Plan is administered by the Committee. The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Ex-change Act of 1934, as amended, and as "outside directors" under Section 162(m) (for purposes of qualifying the Plan as performance-based compensation under Section 162(m)).

  Subject to the terms of the Plan, the Committee has the sole discretion to determine which employees will receive Awards, the sizes and types of such Awards, and the terms and conditions of such Awards. The Committee may dele-gate its authority to grant and administer Awards to a separate committee ap-pointed by the Committee, but only the Committee may make Awards to partici-pants who are executive officers of the Company. The Committee also would be responsible for making adjustments in Awards, shares available for Awards and numerical limitations for Awards (including as to non-employee directors) to reflect transactions such as stock splits and stock dividends.

ELIGIBILITY TO RECEIVE AWARDS

  Employees of the Company and its affiliates are eligible to be selected to receive one or more Awards. The actual number of employees who will receive Awards under the Plan cannot be determined because eligibility for participa-tion in the Plan is in the discretion of the Committee. However, 815 employees received Awards under the Plan in fiscal year 1997. The Plan also provides for the grant of stock and stock options to the Company's non-employee directors. Such stock and options are granted pursuant to an automatic, non-discretionary formula.

STOCK OPTIONS

  The Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option is determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 1,000,000 shares.

  The price of the shares of the Company's Common Stock subject to each stock option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000.

  The exercise price of each option must be paid in full at the time of exer-cise. The Committee also may permit payment through the tender of shares of the Company's Common Stock that are already owned by the participant, or by any other means which the Committee determines to be consistent with the Plan's purpose. Any taxes required to be withheld must be paid by the partici-pant at the time of exercise.

  Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but not later than ten years after the date of grant. The Committee may extend the maximum term of any option granted under the Plan, subject to the preceding limit.

NON-EMPLOYEE DIRECTOR AWARDS

  Under the Plan, each non-employee director automatically receives, as of the first business day of each fiscal year, 200 shares of the Company's Common Stock and an option to purchase 2,000 shares. The exercise price of each such option is 100% of the fair market value on the date of grant of the shares covered by the option. Each such option becomes exercisable on the first anni-versary of the grant date (assuming the non-employee director remains on the Board on such anniversary date, otherwise the option will be forfeited). All options granted to non-employee directors have a term of no greater than ten years from the date of grant. If a director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option will be shorter, depending upon the reason for the termination.

STOCK APPRECIATION RIGHTS

  The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent ba-sis. The number of shares covered by each SAR is determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 1,000,000 shares. Upon exercise of an SAR, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between the fair market value of a share on the date of exer-cise over the grant price, times (b) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of the Company's Common Stock, as determined by the Committee. SARs are exercisable at the times and on the terms established by the Committee. To date, no SARs have been granted under the Plan.

RESTRICTED STOCK AWARDS

  Restricted stock Awards are shares of the Company's Common Stock that vest in accordance with terms and conditions established by the Committee. The num-ber of shares of restricted stock granted to a participant is determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 25,000 shares.

  In determining whether an Award of restricted stock should be made and/or the vesting schedule for an Award, the Committee may impose whatever condi-tions to vesting as it determines to be appropriate. For example, the Commit-tee may determine to grant restricted stock only if performance goals established by the Committee are satisfied. In par-ticular, the Committee may (but is not required to) provide that restricted stock will be granted only if goals for return on equity ("ROE") are satis-fied. However, the Committee retains discretion to eliminate or reduce the ac-tual restricted stock Award granted to any participant below that which would otherwise be payable under the applicable formula. For purposes of the Plan, ROE means the Company's annual earnings expressed as a percentage of the Company's average shareholders equity, as reported in the Company's Annual Re-port to Stockholders.

LONG-TERM INCENTIVE AWARDS

  LTI Awards are Awards which will result in a payment to a participant only if performance goals established by the Committee are satisfied. The Committee may, but is not required to, base LTI Awards on RONA, Revenue Growth or any combination thereof. The applicable performance goals determined by the Com-mittee may be applied on a Company-wide or a business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Com-mittee retains discretion to eliminate or reduce the actual LTI Award payable to any participant below that which would otherwise be payable under the ap-plicable formula.

  In addition, LTI Awards are subject to the following limitations set forth in the Plan: During any fiscal year of the Company, no participant shall re-ceive an LTI Award of more than the lesser of (a) 200% of the participant's annual base salary at the end of the performance period, or (b) $5,000,000. Moreover, aggregate LTI Awards for any performance period may not exceed 5% of the Company's pre-tax operating earnings for the last fiscal year of the per-formance period. If aggregate LTI Awards for a performance period would exceed this amount, all such Awards for the performance period will be pro-rated. LTI Awards may be paid in cash or shares of the Company's Common Stock, as deter-mined by the Committee.

  For the fiscal years 1998-2000 cycle, the Committee granted LTI Awards which are payable only if certain targets for RONA and Revenue Growth are achieved (and if the Amendment is approved by stockholders at the Annual Meeting). For the fiscal years 1996-98 and 1997-99 cycles currently underway (as well as previous cycles), the Committee granted LTI Awards which are payable only if certain targets for RONA are achieved.

  The following table sets forth estimates of the LTI Awards that would have been earned by each of the following persons and groups if the Amendment had been in effect and applied by the Committee for the just-completed cycle for fiscal years 1995-1997.(1) The amounts set forth in the table were calcu-lated by (a) applying the RONA performance goals adopted by the Committee for the fiscal years 1995-1997 cycle to the fiscal years 1995-1997 actual RONA performance, (b) applying the Revenue Growth performance goals adopted by the Committee for the fiscal years 1998-2000 cycle to the fiscal years 1995-97 ac-tual Revenue Growth performance, and (c) applying the LTI Award formulae (i.e., participation levels, weighting between RONA and Revenue Growth and weighting between Company and business unit
---------
(1) Actual LTI Awards for the 1995-97 cycle (which were based solely on RONA performance objectives) are shown in the "LTIP Payouts" column of the Sum-mary Compensation Table on page 11 of this Proxy Statement. LTI Award amounts for the 1996-98, 1997-99 and 1998-2000 cycles are not determin-able, because RONA (and Revenue Growth in the case of the latter cycle) for certain years of those cycles is not determinable.

performance objectives) adopted by the Committee for the fiscal years 1998-2000 cycle to the fiscal years 1995-97 cycle. There can be no assurance that the pre-established goals for RONA for the fiscal years 1996-98, 1997-99 and 1998-2000 cycles, and Revenue Growth for the 1998-2000 cycle, will be achieved, and therefore there can be no assurance that the estimated LTI Awards shown below will be paid for any of those cycles.

                          LONG-TERM INCENTIVE AWARDS

                                                                      DOLLAR
NAME AND POSITION                                                     AMOUNT
-----------------                                                   ----------
J. Tracy O'Rourke, Chairman of the Board and Chief Executive
 Officer........................................................... $1,006,895
Richard A. Aurelio, Executive Vice President....................... $  371,974
Allen J. Lauer, Executive Vice President........................... $  399,238
Richard M. Levy, Executive Vice President.......................... $  246,432
Robert A. Lemos, Vice President, Finance, Chief Financial Officer
 and Treasurer..................................................... $  238,288
Executive Group.................................................... $2,665,341
Non-Executive Director Group(1)....................................        N/A
Non-Executive Officer Employee Group............................... $1,175,604

---------
(1) The Company's non-employee directors are not eligible for LTI Awards.

OTHER AWARDS

  The Committee may approve the use of other forms of awards that are consis-tent with the purpose of the Plan.

NONTRANSFERABILITY OF AWARDS

  Awards granted under the Plan may not be sold, transferred, pledged, as-signed or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

TAX ASPECTS

  A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price on the date of exercise. Any gain or loss recognized upon any later dis-position of the shares generally will be capital gain or loss.

  The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or or-dinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary in-come recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

  Unless the participant elects to be taxed at the time of receipt of re-stricted stock or an LTI Award, the participant will not have taxable income upon the receipt of the Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting.

  At the discretion of the Committee, the Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an Award by electing to have shares of Common Stock withheld, or by delivering to the Company already-owned shares, having a value equal to the amount required to be withheld.

  The Company will be entitled to a tax deduction in connection with an Award under the Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if ap-plicable withholding requirements are met. In addition, Section 162(m) con-tains special rules regarding the federal income tax deductibility of compen-sation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that an-nual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by Section 162(m) rules, including stockholder approval of the maximum number of shares with respect to which Awards may be granted to any one employee during one year, and if (for Awards other than stock options and SARs) the Plan sets forth performance goals which must be achieved prior to payment of the Awards. The Plan and the Amendment are designed to permit the Committee to grant Awards which satisfy the re-quirements of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards. Accord-ingly, in order to qualify LTI Awards which might be paid under the Plan for the fiscal years 1998-2000 and subsequent cycles as performance-based compen-sation under Section 162(m), the Company is seeking stockholder approval of the Amendment.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board generally may amend or terminate the Plan at any time and for any reason.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
         APPROVAL OF THE PROPOSED AMENDMENT TO THE OMNIBUS STOCK PLAN

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Based solely on the Company's review of the reporting forms and written representations received by it from such directors and executive offi-cers, the Company believes that for the period May 1, 1993 through Septem-ber 26, 1997, all reporting requirements applicable to such directors and ex-ecutive officers were timely satisfied.

                                 ANNUAL REPORT

  The Company's Annual Report for fiscal year 1997, which includes financial statements for the periods specified therein, was mailed to all stockholders concurrently with the mailing of this Proxy Statement.

                             STOCKHOLDER PROPOSALS

  Any stockholder who wishes to present a proposal for action at the Company's 1999 Annual Meeting of Stockholders and who wishes to have it set forth in the Proxy Statement and identified in the form of Proxy prepared by the Company must notify the Company in such a manner that such notice is received by the Company's Secretary not later than September 3, 1998 at the Company's address set forth on the first page of this Proxy Statement. In addition, such a pro-posal must be in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                   AUDITORS

  The firm of Coopers & Lybrand, L.L.P. has been selected by the Board of Di-rectors as the Company's independent public auditors for fiscal year 1998. Coopers & Lybrand also acted as the Company's independent auditors for fiscal year 1997. A Coopers & Lybrand representative will attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

                                             By Order of the Board of Directors

                                                  /s/ JOSEPH B. PHAIR
                                                  --------------------
                                                      JOSEPH B. PHAIR
                                                         Secretary

December 31, 1997
Palo Alto, California

                                   EXHIBIT A

                           PROPOSED AMENDMENT TO THE
                            VARIAN ASSOCIATES, INC.
                              OMNIBUS STOCK PLAN

2.DEFINITIONS

                                     * * *

  P. "Revenue Growth" means growth in revenues during a specified period ex-pressed as a percentage of revenues in a prior period.

10.LONG-TERM INCENTIVE AWARDS

                                     * * *

  C. For purposes of qualifying long-term incentive awards as performance-based compensation under Section 162(m) of the Code, the Committee may in its discretion determine that such awards shall be conditioned on the achievement of pre-established Company and/or business unit goals for Return on Net Assets and/or Revenue Growth, provided that any such goals for purposes of an Award to the Company's Chief Executive Officer shall be Company goals for Return on Net Assets and/or Revenue Growth. The target goals for Return on Net Assets and/or Revenue Growth and the amounts which may be awarded upon achievement of such target goals, shall be set by the Committee on or before the latest date permissible so as to qualify under Section 162(m) of the Code. In granting long-term incentive awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it to be necessary or appropriate to ensure such qualification. No long-term incentive award intended to qualify under Section 162(m) of the Code shall be paid un-less and until the Committee certifies in writing that the pre-established performance goals have been satisfied.

                                                        [LOGO OF RECYCLED PAPER]

PROXY

                            VARIAN ASSOCIATES, INC.

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- FEBRUARY 19, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Varian Associates, Inc. hereby constitutes and appoints J. TRACY O'ROURKE AND JOSEPH B. PHAIR, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Associates, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Associates, Inc. to be held at the SRI International Auditorium, 333 Ravenswood Avenue, Menlo Park, California, on February 19, 1998, at 1:30 p.m., and at any adjournment(s) or postponement(s) thereof.

        Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed on Proposal 1, FOR Proposal 2 and in accordance with the judgement of the proxies as to the best interests of the Company upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. With respect to Proposal 1, the proxies shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

             PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                             FOLD AND DETACH HERE                          SEE
                                                                         REVERSE
                                                                           SIDE
               [MAP OF MENLO PARK APPEARS HERE WITH DIRECTIONS
              TO SRI INTERNATIONAL CONFERENCE CENTER AUDITORIUM]

X Please mark votes as in this example.

------------------------------------------------------------------------------------------------------------------------------------
                                  The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
------------------------------------------------------------------------------------------------------------------------------------
                   FOR     WITHHELD                                                                      FOR     AGAINST     ABSTAIN
1. Election of                        Nominees: John Seely Brown,        2. Proposal to approve
   Directors:                                   Robert W. Dutton,           an amendment to the
                                                Samuel Hellman,             Omnibus Stock Plan
                                                Terry R. Lautenbach
                                                and David E. Mundell

For, except vote withheld from the following nominee(s):


-------------------------------------------------------
                                                                                3. The proxies are authorized to vote on such other
                                                                                   business as is properly brought before the Annual
                                                                                   Meeting for action in accordance with their
                                                                                   judgment as to the best interests of the Company.

                                                                                                Comments/Change of Address

------------------------------------------------------------------------------------------------------------------------------------

Signature(s):                                                   Date
             --------------------------------------------------      -----------
Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

                             FOLD AND DETACH HERE



                            VARIAN ASSOCIATES, INC.
                        Annual Meeting of Stockholders

                               February 19, 1998
                                   1:30 P.M.

                         SRI International Auditorium
                             333 Ravenswood Avenue
                            Menlo Park, California

                             (Map on Reverse Side)